Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS THIRD QUARTER RESULTS

SAN JOSE, Calif., October 21, 2009—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its third quarter ended September 26, 2009. Net sales for the third quarter of 2009 were $176.9 million, up $57.7 million or 48.4 percent from second quarter 2009 net sales of $119.2 million, and down $73.2 million or 29.3 percent from third quarter 2008 net sales of $250.1 million. The net loss for the third quarter of 2009 was $4.0 million, or $0.04 per diluted share, $46.0 million less than second quarter 2009 net loss of $50.0 million, or $0.52 per diluted share. Third quarter 2008 net income was $1.4 million, or $0.01 per diluted share.

Third quarter 2009 results of operations include $1.2 million in charges related to the consolidation of manufacturing facilities in our Tualatin, Oregon facility and $1.8 million in additional charges primarily due to reductions in workforce. These charges are offset by several discrete tax items with a net aggregate tax benefit of $1.0 million for the third quarter of 2009. Third quarter 2009 net loss without those items was $2.5 million, or $0.03 per diluted share. Excluding certain charges, second quarter 2009 net loss was $39.3 million, or $0.41 per diluted share, and third quarter 2008 net income was $2.8 million, or $0.03 per diluted share. A reconciliation of pro forma operating results to U.S. generally accepted accounting principles (“GAAP”) is included below.

Bookings in the third quarter of 2009 were $171.5 million, up $60.4 million or 54.3 percent from second quarter 2009 bookings of $111.2 million. Third quarter 2009 shipments of $165.4 million were up by $45.5 million or 37.9 percent from $120.0 million reported for the second quarter of 2009. Deferred revenue at the end of the third quarter of 2009 was $32.3 million, a decrease of $11.5 million or 26.3 percent from $43.8 million at the end of the second quarter of 2009.

Cash, cash equivalents, and short-term investments as of September 26, 2009 were $483.6 million, an increase of $7.3 million or 1.5 percent from the second quarter 2009 ending balance of $476.3 million. Long-term investments and restricted cash and cash equivalents as of September 26, 2009 were $220.1 million, a decrease of $3.3 million or 1.5 percent from the second quarter 2009 ending balance of $223.4 million. During the third quarter of 2009, we purchased approximately 0.5 million shares of our common stock, at an average price of $20.83 per share, for $10.0 million.

Richard S. Hill, Chairman and Chief Executive Officer said, “This quarter was characterized by strong customer order activity driven by improved fab utilization levels, increased memory prices and demand for PCs and smartphones.” Hill added, “The combination of our strong and well-positioned product portfolio, improved customer satisfaction, and our actions to right-size the company are starting to show results. Going forward these factors will have an increasingly positive leverage effect on earnings as business conditions improve.”

Management uses non-GAAP measures to evaluate operating performance. The presentation of net income (loss) excluding certain charges and benefits and the discussion of revenue on a shipments basis are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income (loss) on a pro forma basis, excluding certain charges and benefits, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided below. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) the continued combination of our strong and well-positioned product portfolio, improved customer satisfaction and actions to right-size the company; (ii) that such factors will have an increasingly positive leverage effect on our earnings; (iii) that business conditions will improve; and (iv) other matters discussed in this news release that are not purely historical data. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to (i) our inability to sufficiently reduce and manage our cost structure; (ii) our inability to prevent or predict unexpected cost increases associated with the manufacturing of our products; (iii) our inability to accurately predict our customers’ capital spending; (iv) our inability to maintain customer satisfaction; (v) the failure of the economy, or the specific markets in which we operate, to improve; and (vi) other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 27, 2009, our Current Reports on Form 8-K, and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts) (Unaudited)	September 26, 2009	June 27, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$176,879	$119,208	$250,098	$395,000	$822,551
Cost of sales	106,171	88,202	138,574	267,548	455,124

Gross profit	70,708	31,006	111,524	127,452	367,427

%	40.0%	26.0%	44.6%	32.3%	44.7%
Selling, general and administrative	36,648	46,128	52,039	125,565	173,856
Research and development	37,013	39,341	51,649	112,369	168,804
Restructuring charges	324	2,921	1,819	3,558	2,861

Total operating expenses	73,985	88,390	105,507	241,492	345,521

%	41.8%	74.1%	42.2%	61.1%	42.0%
Operating income (loss)	(3,277)	(57,384)	6,017	(114,040)	21,906
%	-1.9%	-48.1%	2.4%	-28.9%	2.7%
Other income (expense), net	(124)	2,906	3,055	4,078	9,080

Income (loss) before income taxes	(3,401)	(54,478)	9,072	(109,962)	30,986
Provision for (benefit from) income taxes	625	(4,470)	7,675	10,464	16,445

Net income (loss)	$(4,026)	$(50,008)	$1,397	$(120,426)	$14,541

Net income (loss) per share:
Basic	$(0.04)	$(0.52)	$0.01	$(1.25)	$0.15

Diluted	$(0.04)	$(0.52)	$0.01	$(1.25)	$0.15

Shares used in basic per share calculation	96,701	96,472	97,581	96,459	98,807

Shares used in diluted per share calculation	96,701	96,472	98,348	96,459	99,550

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME (LOSS),

EXCLUDING CERTAIN CHARGES AND BENEFITS (1)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts) (Unaudited)	September 26, 2009	June 27, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net income (loss) excluding certain charges and benefits (2):	$(2,507)	$(39,265)	$2,790	$(87,287)	$25,245
Reductions in workforce	(1,070)	(7,592)	(388)	(10,393)	(4,411)
Consolidation of manufacturing in Oregon (3)	(1,242)	—	—	(1,242)	—
Impairment of inventory and evaluation systems	—	(4,867)	—	(4,867)	(6,426)
Write down of certain research and development assets	(354)	(543)	—	(897)	(3,761)
Restructuring charges (4)	(324)	(2,921)	(1,819)	(3,558)	(2,861)

Total charges	(2,990)	(15,923)	(2,207)	(20,957)	(17,459)
Tax effect of the above charges	439	5,180	814	6,221	6,755
Benefit due to operating loss carryforward utilization, net	20,730	—	—	20,730	—
Changes to unrecognized tax benefits, net	(17,115)	—	—	(17,115)	—
Charge due to California tax law change	—	—	—	(19,435)	—
Other discrete tax charges, net	(2,583)	—	—	(2,583)	—

Net income (loss)	$(4,026)	$(50,008)	$1,397	$(120,426)	$14,541

Net income (loss) per diluted share excluding certain charges and benefits:	$(0.03)	$(0.41)	$0.03	$(0.90)	$0.26
Reductions in workforce	(0.01)	(0.08)	(0.01)	(0.11)	(0.04)
Consolidation of manufacturing in Oregon	(0.01)	—	—	(0.01)	—
Impairment of inventory and evaluation systems	—	(0.05)	—	(0.05)	(0.06)
Write down of certain research and development assets	(0.00)	(0.01)	—	(0.01)	(0.04)
Restructuring charges	(0.00)	(0.03)	(0.02)	(0.03)	(0.03)
Tax effect of the above charges	0.01	0.06	0.01	0.06	0.06
Benefit due to operating loss carryforward utilization, net	0.21	—	—	0.21	—
Changes to unrecognized tax benefits, net	(0.18)	—	—	(0.18)	—
Charge due to California tax law change	—	—	—	(0.20)	—
Other discrete tax charges, net	(0.03)	—	—	(0.03)	—

Net income (loss) per diluted share	$(0.04)	$(0.52)	$0.01	$(1.25)	$0.15

(1)	The reconciliation of net income (loss), excluding certain charges and benefits is not in accordance with or an alternative for GAAP and may be different from similar measures presented by other companies.

(2)	For the three months ended September 26, 2009, there are charges of $1.2 million in cost of sales, $0.8 million in selling, general and administrative, $0.7 million in research and development, $0.3 million in restructuring charges and a net benefit of $1.0 million in provision for (benefit from) income taxes related to discrete items. For the nine months ended September 26, 2009, there are net charges of $8.9 million in cost of sales, $6.9 million in selling, general and administrative, $1.6 million in research and development, $3.6 million in restructuring charges and $18.4 million in the provision for (benefit from) income taxes related to discrete items.

For the three months ended June 27, 2009, there are charges of $7.6 million in cost of sales, $4.5 million in selling, general and administrative, $0.9 million in research and development and $2.9 million in restructuring charges.

For the three months ended September 27, 2008, there are charges of $0.4 million in selling, general and administrative and $1.8 million in restructuring charges. For the nine months ended September 27, 2008, there are charges of $6.5 million in cost of sales, $3.3 million in selling, general and administrative, $4.8 million in research and development and $2.9 million in restructuring charges.

(3)	Amount includes reduction in workforce charges of $1.0 million.

(4)	Reflects changes in the estimated sublease income for facilities previously included in restructuring charges.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	September 26, 2009	December 31, 2008
	(Unaudited)	*
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$483,584	$470,888
Accounts receivable, net	111,324	144,330
Inventories	149,876	213,305
Restricted cash and cash equivalents	—	116,819
Deferred taxes and other current assets	78,707	97,260

Total current assets	823,491	1,042,602
Property and equipment, net	248,013	271,866
Non-current restricted cash and cash equivalents	140,663	2,883
Long-term investments	79,476	91,873
Goodwill	126,950	126,073
Intangible and other assets	107,326	102,230

Total assets	$1,525,919	$1,637,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$145,705	$177,531
Deferred profit	6,301	14,784
Current debt obligations	1,656	112,907

Total current liabilities	153,662	305,222
Long-term debt obligations	117,431	—
Long-term income taxes payable	49,403	29,778
Other liabilities	51,201	55,745

Total liabilities	371,697	390,745

Shareholders’ equity:
Common stock	1,179,956	1,158,637
Retained earnings (accumulated deficit) and accumulated other comprehensive loss	(25,734)	88,145

Total shareholders’ equity	1,154,222	1,246,782

Total liabilities and shareholders’ equity	$1,525,919	$1,637,527

*	The December 31, 2008 condensed consolidated balance sheet was derived from our audited consolidated financial statements.